Exhibit 23

Spherix Incorporated

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 10, 2006 (except for Note 6, as to which the date is March 31, 2006) accompanying the financial statements and schedules included in the Annual Report of Spherix Incorporated on Form 10-K for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said report in the Registration Statements of Spherix Incorporated on Form S-8 (File No. 333-66053) and on Forms S-3 (File No. 333-44973, 333-79593 and 333-32504).

/s/ Grant Thornton LLP

Vienna, Virginia

March 10, 2006